Exhibit 99.1

For Immediate Release

HEALTHCARE VETERAN JOHN FLETCHER JOINS MRI INTERVENTIONS’ BOARD OF DIRECTORS

IRVINE, CA, May 11, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) is pleased to announce that John Fletcher has been appointed to MRI Interventions’ Board of Directors. Mr. Fletcher, founder and managing partner of Fletcher Spaght, Inc., brings more than 30 years of experience in healthcare with an emphasis in the field of medical devices. He succeeds Andrew K. Rooke, who stepped down from MRI Interventions’ Board after nearly six years of exceptional service to the company.

In addition to serving as managing partner of Fletcher Spaght, Mr. Fletcher is Chairman of the Board of Spectranetics, Inc. (Nasdaq: SPNC), a medical device company focused on minimally invasive procedures in the cardiovascular system. During his 15-year tenure on the Board, Spectranetics has seen continued expansion of its therapeutic platforms and significant growth in its commercial business. Mr. Fletcher is also a member of the Board of Directors of Axcelis Technologies, Inc (Nasdaq: ACLS), and Metabolon, Inc., a health technology company.

“We are thrilled to have John join the Board of Directors,” said Frank Grillo, President and CEO of MRI Interventions, Inc. “John’s extensive experience in the medical device industry, as well as his leadership on a number of boards, both public and private, will be a great addition to our company.”

“I am pleased to join the Board of Directors of MRI Interventions,” said John Fletcher. “As the industry leader in the growing field of real-time, MRI-guided procedures, MRI Interventions is well positioned to advance patient care in the field of neurosurgery and beyond. I am looking forward to working with the team.”

Prior to founding Fletcher Spaght, Inc., Mr. Fletcher was a Senior Manager at The Boston Consulting Group. He was a PhD candidate in International Business at The Wharton School, University of Pennsylvania, during which time he also earned a Master’s Degree in International Finance from Central Michigan University. Mr. Fletcher received his Masters of Business Administration from Southern Illinois University and prior to that a Bachelor of Business Administration from George Washington University.

Mr. Rooke’s tenure as a member of MRI Interventions’ Board of Directors dates back to 2011, the third-longest period of service among currently active Board members.

“Andy Rooke has been a Board member for nearly 6 years, he is a significant shareholder of the Company, and an invaluable advisor to all of the executive team,” said Mr. Grillo. “Andy has been a great supporter of our company, and after six years of support and insight, we will miss Andy, although his advice will carry us forward for years to come.”

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which has been filed with the Securities and Exchange Commission.

Contact:	Harold A. Hurwitz, Chief Financial Officer (949) 900-6833 Matt Kreps, Darrow Associates Investor Relations (512) 696-6401; mkreps@darrowir.com